Exhibit 10 (q)

SEPARATION AGREEMENT

SEPARATION AGREEMENT (this "Agreement") is entered into as of August 8, 2006, between Myers Industries, Inc., an Ohio Corporation ("Company"), and Kevin C. O'Neil ("Executive").

RECITALS

A.	Executive has been employed by the Company as its Vice President, General Counsel and Secretary.
B.	Executive and the Company are parties to an Employment Agreement dated August 21, 2005 ("Employment Agreement").
C.	Executive and the Company have mutually agreed to terminate the employment relationship effective upon the Effective Date of this Agreement.
D.	Company is aware and acknowledges that Executive will be joining the law firm of Roetzel & Andress as a partner in its business services group.
E.

Executive and the Company desire to provide for a smooth transition of Executive's responsibilities and to resolve all issues regarding his employment with and separation from the Company. Accordingly, and without admitting any liability or wrongdoing whatsoever, they are entering into this Agreement.

In consideration of the promises and mutual agreements, provisions and covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENTS

1.1	Executive hereby acknowledges, covenants and agrees:
(a)

That his employment with the Company as Vice President, General Counsel and Secretary and the Employment Agreement are terminated effective upon the Effective Date of this Agreement ("Termination Date"), and he hereby resigns from any and all other positions held with the Company and any affiliate thereof as of such date.

(b)

To release and discharge forever the Company and its: (i) affiliated companies and entities, (ii) present and former directors, shareholders, officers, employees, agents and attorneys, (iii) predecessors, (iv) successors, (v) insurance carriers, and (vi) assigns (the Company and (i) through (vi) are sometimes hereinafter collectively referred to as the "Company and All Related Parties"), and each of them, from all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees and other legal responsibilities, of any form whatsoever, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, suspected or unsuspected, manifest or latent, which Executive now owns or holds, has at any time heretofore owned or held or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the Effective Date of this Agreement, and without limiting the generality of the foregoing, from all claims, demands and causes of action based on, relating to or arising out of Executive's status as a shareholder, or ownership of shares, in the Company, or Executive's employment with the Company or any of its affiliates, compensation for such employment, or the termination of such employment relationship, including but not limited to claims for breach of contract, claims under the Employment Agreement, defamation, invasion of privacy, wrongful discharge, retaliatory discharge based on the asserted engagement of any type of protected activity or whistleblowing including, without limitation, under the Sarbanes-Oxly Act, or those claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Ohio Revised Code Chapter 4112, and any other federal, state or local laws prohibiting age, sex, race, national origin, disability or any other forms of discrimination or sexual or other forms of harassment. The foregoing shall not release any rights under this Agreement or the obligation of the Company to indemnify or advance expenses, or the rights to indemnification or advancement of expenses Executive has, pursuant to any director and officer or other insurance policy the Company maintains or has maintained (including self-insurance), the General Corporation laws of the State of Ohio or other applicable state or jurisdiction, pursuant to the articles of incorporation or code of regulations of the Company, or pursuant to the Indemnification Agreement between the Executive and the Company.

(c)

That (i) he has made no assignment and will make no assignment of the claims, demands, causes of action or other rights released herein; and (ii) he will not institute any legal or administrative proceedings or, absent an order from a court of competent jurisdiction, participate in any manner in any civil lawsuit or administrative proceeding based upon, arising out of or relating to any claim, demand, cause of action or other right released herein. In the event any such civil lawsuit or administrative proceeding is initiated by Executive or any assignee or successor of Executive, Executive agrees to repay to the Company all consideration paid by the Company under this Agreement upon the demand of the Company. Executive further agrees to indemnify and hold harmless the Company and All Related Parties against any loss or liability whatsoever, including but not limited to reasonable attorneys' fees, caused by or incurred in any action or proceeding before any court or governmental agency, commission, division or department, whether state, federal or local, which is brought by or on behalf of Executive or Executive's successors in interest if such action or proceeding arises out of, is based on or is related to any claims, demands, causes of action or other rights released herein. The foregoing shall not prohibit Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission, however, Executive acknowledges and agrees that this Agreement waives and releases any right to individual relief at law or equity that Executive may otherwise have in connection with any proceeding arising out of any such charge of discrimination.

(d)

That he will not apply for or seek reemployment with the Company or any affiliate thereof at any time in the future, and acknowledges that the Company shall have no obligation to consider him for employment at any time in the future.

(e)

To the best of his knowledge and belief, the Executive has already reported to the Company any actions or inactions by the Company or any Related Parties which could constitute the basis for a claimed violation of any federal, state or local law or regulation.

2.1	The Company hereby acknowledges and agrees that upon Executive's prior execution and on the Effective Date (as defined in paragraph 3.8) of this Agreement the Company shall:
(a)

Pay Executive the sum of $675,000 within seven (7) days of the Effective Date, subject to all required federal, state and local income and employment taxes and related deductions and withholdings. The parties agree that the payment made to Executive hereunder is allocated as follows: $412,000 to obligations under the Employment Agreement, and $263,000 for the settlement and release of all claims. The payment hereunder shall not be considered compensation for purposes of any retirement plan. In addition, the Company will pay directly to Clark, Perdue, Arnold and Scott, LPA ("Arnold"), a sum not to exceed $17,500, representing Executive's attorney fees incurred in connection with this Agreement. Company has further agreed to pay such reasonable moving costs, not to exceed $1,000 for the transport of Executive's personal effects and furniture to two locations, one being his home and the second being his new place of business. All such payments will be reported as income to Executive with applicable taxing authorities by way of an IRS Form 1099 or W-2, as applicable.

(b)

Executive's coverage under the Company's medical, dental, long term and short term disability, life and any other insurance plans or policies in which Executive participated immediately prior to the Effective Date, as well as any such insurance obtained by Executive and reimbursed by the Company immediately prior to the Effective Date will cease on the Effective Date, subject to Executive's right to continue health coverage pursuant to COBRA at his sole expense, and further subject to any conversion rights he may have under any other insurance policies at his sole expense. The company will provide any notices regarding the foregoing as required by law.

(c)

The Company and Executive acknowledge that Executive has a vested right under the Company's Executive Supplemental Retirement Plan, as amended and pursuant to the Amendment to the Company's Executive Supplemental Retirement Plan between the Executive and the Company effective August 21, 2005 (the "SERP"), that Executive currently is vested in eight years of service under the SERP and that he is entitled to a Supplemental Vested Pension pursuant to Section 4.4 of the SERP. The parties agree that such Supplemental Vested Pension to be paid Executive at age 65 is $1,096.49 per month payable for a period of 120 months ($131,579 total benefit) or such lesser amount should Executive seek Early Retirement pursuant to the terms of the SERP..

(d)

The Company and Executive acknowledge that nothing herein shall affect the stock options granted to Executive by the Company which are now vested, being a total of 17,987 shares, and that Executive shall have a right to exercise such vested options for a period of 90-days after the Effective Date (or on or before November 13, 2006), subject to any restrictions under law. The Company agrees to assist Executive in the exercise of such options and agrees to facilitate Executive's filing of any Form 4s as necessary with the SEC in the same manner it does for other executives. Executive acknowledges that the filing of the Form 4s is ultimately his responsibility. Executive further acknowledges (i) that if he is in possession of material non-public information concerning the Company's business and operations there may exist restrictions under law regarding the manner or ability to exercise any options and sell the underlying securities and (ii) that compliance with any such restrictions is solely Executive's responsibility.

(e)

The Company acknowledges that Executive has certain personal effects, which are his personal possessions and which Executive shall (other than the office furniture and certain other items which shall be professionally moved), have a right to remove from the Company on or before August 15, 2006. Executive and the Company will cooperate in good faith in the review of the Company's files and documents to determine those items which Executive may retain. Executive's retention of any such items shall be subject to his confidentiality and nondisclosure obligations under this Agreement and his ethical duty to maintain client confidences.

(f)

The Company agrees to provide Executive in advance with sufficient time for review and comment (which shall be deemed to be no less than 24-hours by e-mail), any press release or filing to be made publicly, or with the SEC or NYSE, which has as its subject the termination of Executive's relationship with the Company. Company need only provide the portion which deals with Executive.

(g)

The Company releases and forever discharges Executive, his heirs, attorneys, successors and assigns from all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries and attorneys' fees and other legal responsibilities, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, suspected or unsuspected, manifest or latent, which the Company now holds, has at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the Effective Date of this Agreement.

(h)

That (i) the Company has made no assignment and will make no assignment of the claims, demands, causes of action or other rights released herein; and (ii) it will not institute or legal or administrative proceedings or, absent an order from a court of competent jurisdiction, participate in any manner in any civil lawsuit or administrative proceeding based upon, arising out of or relating to any claim, demand, cause of action or other right released herein.

3.1

Executive shall fully cooperate with the Company in the transition of his duties and responsibilities by being reasonably available to answer questions and other inquiries by telephone. In the event Executive's compliance with this provision requires more than four (4) hours per month, Executive may condition any additional time beyond such four (4) hour period upon payment by the Company of reasonable compensation.

3.2

Subject to paragraph 2.1(e), Executive covenants and represents that he has returned, or will return before the Effective Date of this Agreement, to the Company all of the Company's property of any kind in his possession or the possession of his agents including, without limitation, all keys, credit cards, files, papers, documents, and devices for holding electronic information. Executive further agrees that he will not, without prior written consent of the Company, directly or indirectly, disclose, reveal or communicate, or cause or allow to be disclosed, revealed or communicated, to any third party any confidential matters, non-public information concerning the Company, proprietary information or trade secrets of the Company or its affiliates.

3.3

All provisions of this Agreement will be binding on and inure to the benefit of the dependents, successors, heirs, executors, representatives, administrators and assigns of Executive, the Company and All Related Parties.

3.4

With the exception of the SERP, the indemnification rights and Indemnification Agreement, the vested stock options, the conversion rights to any insurance benefits, the vested rights in the Company's profit sharing or other retirement plan, the vested rights in Company's 401(k) Plan, and the COBRA rights, which all shall remain in full force and effect, this Agreement constitutes the entire agreement among the parties and supersedes and extinguishes all prior negotiations and agreements among the parties. It is further agreed that, other than the payments and entitlements specifically referenced in this Agreement, all payments due Executive as a result of his employment or pursuant to the Employment Agreement, whether salary, severance, bonus, commission, stock options, membership interest, stock grant or other payments, have been made and that Executive is due no other payments whatsoever except those specifically provided for herein.

3.5	Executive and the Company further acknowledge and agree:
(a)

Neither Executive nor the Company (including Related Parties) will make any statement or otherwise communicate, divulge or disseminate any information regarding the events, discussions or communications relating to or leading up to this Agreement, to any person or entity, other than the information set forth in the Company's Form 8-K filing regarding Executive's separation from employment, the Agreement and any subsequent filings required under the SEC or NYSE rules. Nothing herein shall limit any communication Executive may have with his spouse or legal advisor, nor by the Company with its legal advisor and independent registered audit firm, provided that Executive and Company, as applicable, will cause them and the Related Parties to comply with this paragraph 3.5. Further, subject to the limitations in paragraph 3.1 hereof, nothing shall limit Executive's duty to respond to any request by the Company's Board of Directors or a Committee thereof, any attorney representing the Company, or in response to a lawfully issued subpoena from a court or agency of competent jurisdiction, provided that in the event Executive receives such a subpoena he shall provide notice to the Company within two days of receipt thereof to enable the Company to move to quash, or otherwise limit such subpoena. Further, Executive agrees not to oppose any action by the Company in connection with any such subpoena.

(b)

Executive and the Company agree they will not make any disparaging remarks about the other. Disparagement for purposes of this Agreement means to engage in any act or omission that would in either case subject the Executive or Company to public disrespect, scandal or ridicule or have a material adverse effect on its business, results of operation or financial condition, reputation or standing in the community.

(c)	For purposes of paragraphs 3.2 and 3.5, Executive and the Company acknowledge that the term "Company" includes the Company and All Related Parties as defined in paragraph 1.1(b) hereof.
(d)

Executive retains any and all rights he may have as a shareholder of the Company under Ohio law, the Company's articles of incorporation or code of regulations except to the extent any such right is expressly waived, released, prohibited or otherwise restricted by this Agreement.

3.6

Executive and the Company acknowledge that they understand the terms of this Agreement, that they have had the opportunity to review it with legal counsel of their own choosing and that they are relying solely on the contents of this Agreement and are not relying on any other representation whatsoever as an inducement to enter into this Agreement.

3.7

This Agreement will be construed and enforced in accordance with the laws of the State of Ohio. This Agreement may not be varied, altered, modified, canceled, changed or in any way amended except by written agreement of the parties. However, by signing this Agreement, Executive agrees, without any further consideration, to consent to any amendment necessary to avoid penalties or excise taxes under IRS Code Section 409A. The Company shall have no affirmative obligation to amend (or propose an amendment to) this Agreement to the extent necessary to avoid any such penalties or interest, except that it agrees to consent to any such amendment proposed by Executive to the extent such amendment would not materially increase the Company's obligations hereunder.

3.8

Executive acknowledges that he is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date this Agreement is signed by him and that, unless so revoked by written notice to the Company, this Agreement will become effective and enforceable upon the expiration of the seven (7) day revocation period ("Effective Date"). Executive further acknowledges that the payments to him specified in this Agreement will be paid only after the expiration of such seven (7) day revocation period.

3.9

Company and Executive further acknowledge that (a) they have read this Agreement, (b) the Company has offered Executive a period of 21 days to consider whether to enter into it and has either considered this Agreement and its terms for that period of time or has knowingly and voluntarily waived his right to do so, (c) they have been advised in writing to consult with an attorney prior to signing, (d) they are each signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of all claims, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever, and (e) nothing herein constitutes any admission of liability or wrongdoing on the part of the Executive or the Company. Company represents that it has the full authority to enter into this Agreement and that the terms and conditions are fully binding upon it.

3.10.

Executive hereby designates Amy L. O'Neil of Copley, Ohio, his spouse, as the primary beneficiary of any rights or amounts to be received under this Agreement that are vested or unpaid when Executive dies.

3.11

Any notices, consents, request, demands, approvals or other communications to be given under this Agreement must be given in writing and must be sent by registered or certified mail, return receipt requested, to Executive and his legal counsel at the last address which he has provided in writing to the Company or, in the case of the Company, to the President and CEO, and legal counsel for the Company.

IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the date first written above.

/s/ Kevin C. O'Neil

KEVIN C. O'NEIL

MYERS INDUSTRIES, INC.
(the "Company")

By: /s/ Donald A. Merril

DONALD A. MERRIL, Vice President, Chief Financial
Officer and Secretary